      As filed with the Securities and Exchange Commission on December 7, 1995

                                                     Registration No. 33-64623

==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------


                              Amendment No. 1 to

                                   FORM S-3

                            REGISTRATION STATEMENT
                                    Under
                          The Securities Act Of 1933

                                --------------

                           MAI SYSTEMS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         DELAWARE                                                      22-2554549
             ---------------------------------                                     -------------------
               (STATE OR OTHER JURISDICTION                                         (I.R.S. EMPLOYER
             OF INCORPORATION OR ORGANIZATION)                                     IDENTIFICATION NO.)

                                                                                    RICHARD S. RESSLER
                                                                           CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                     9600 JERONIMO ROAD                                             9600 JERONIMO ROAD
                  IRVINE, CALIFORNIA 92718                                       IRVINE, CALIFORNIA 92718
                       (714) 580-0700                                                  (714) 580-0700
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
   AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)                 INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                --------------

                                  Copies to:
                            Stanley P. Witkow, Esq.
                            MAI Systems Corporation
                              9600 Jeronimo Road
                           Irvine, California 92718

                                --------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
          AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF THIS
                            REGISTRATION STATEMENT.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
     TITLE OF EACH CLASS OF        AMOUNT TO BE       PROPOSED MAXIMUM            PROPOSED MAXIMUM            AMOUNT OF
  SECURITIES TO BE REGISTERED       REGISTERED    OFFERING PRICE PER SHARE    AGGREGATE OFFERING PRICE    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock ($.01 par value)       1,994,033            $7.6875(1)               $15,329,128.68(2)          $5,285.90
==========================================================================================================================

(1) Estimated (solely for the purpose of calculating the registration fee) on the basis of the closing price of the registrant's Common Stock as reported on the American Stock Exchange on November 27, 1995.

(2) Calculated pursuant to Rule 457(c) based on the closing price for the registrant's Common Stock as reported on the American Stock Exchange on November 27, 1995.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                  Subject to Completion dated December 11, 1995

PROSPECTUS

                                1,994,033 SHARES
                                OF COMMON STOCK


                            MAI SYSTEMS CORPORATION

     This Prospectus relates to 1,994,033 shares of Common Stock of MAI Systems Corporation (the "Company") (such 1,994,033 shares of Common Stock referred to as the "Shares"). The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") from time to time in transactions on the American Stock Exchange (the "AMEX"), in the over-the-counter market, in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through underwriters or broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such underwriters or broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular underwriter or broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

     None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration of the Shares.


     The Common Stock of the Company, $.01 par value ("Common Stock"), is listed on the AMEX under the symbol "NOW." On December 5, 1995, the closing price of the Common Stock on the AMEX was $6-1/4.

     Unless the context otherwise requires, all share information in this Prospectus has been restated reflect a stock split effected by means of a 25% stock dividend paid to stockholders of the Company on August 24, 1995.


                   THE SHARES INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.


      THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is ______ __, 1995.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSONS OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.


                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information may be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices in Los Angeles (5670 Wilshire Blvd., 11th Floor, Los Angeles, California 90036-3648), in Chicago (Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, IL 60661), and in New York (7 World Trade Center, 13th Floor, New York, New York 10048). Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a registration statement on Form S-3 (as amended, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.


                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K/A for the year ended December 31, 1994, as amended (the "1994 Form 10-K/A"), Quarterly Report on Form 10-Q for the quarter(s) ended March 31, 1995, June 30, 1995 and September 30, 1995 and the description of the Company's Common Stock contained in a registration statement filed under the Exchange Act, which are on file with the Commission, are incorporated in this Prospectus by reference and made a part hereof. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Common Stock hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to MAI Systems Corporation, 9600 Jeronimo Road, Irvine,

CA 92718, attention Stanley P. Witkow, Vice President, General Counsel and Secretary, telephone (714) 580-0700.


                                  THE COMPANY

GENERAL


     MAI Systems Corporation ("MAI" or the "Company") installs and supports total information systems solutions, primarily in the casino and hospitality industries. In addition, the Company designs, sells, installs and supports a wide variety of computer products including (i) local and wide area computer networks, (ii) document imaging solutions, (iii) computer products for legacy systems which upgrade, enhance and integrate legacy systems with currently available computer technologies, and (iv) vertical and horizontal software applications including OpenBASIC, MANBASE, ASG, Medical Management, BFMS and TriBASE.

     The Company's systems are comprised of (i) application software and related services for targeted industry-specific markets, (ii) operating systems, application development environments, programming languages, networking products and horizontal software, and (iii) computer products and peripherals. The Company markets a line of systems incorporating RISC-based processors as well as single and multiprocessor computers based on industry-standard Intel Corporation-developed microprocessors. The Company also markets various peripherals.

     The Company was incorporated under the laws of the State of Delaware on September 6, 1984. The Company's name was changed from MAI Basic Four, Inc. to MAI Systems Corporation on November 6, 1990. As used herein, the "Company" and "MAI" include MAI Systems Corporation and its subsidiaries (including its 70%-owned subsidiary, Gaming Systems International) unless the context indicates otherwise. The Company commenced operations on January 29, 1985.


                                  RISK FACTORS

     An investment in the Shares offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to other information contained in or incorporated by reference in this Prospectus.


COMPETITION

     Competition is vigorous in all sectors of the market for computer-based solutions and support and maintenance services which the Company offers. The Company has numerous competitors in each of its business lines, which vary widely in their size, capabilities, market segments and geographical areas. Additionally, because the Company provides service and support to products manufactured by third parties, such third parties are potential competitors should they elect to provide support services similar to those provided by the Company.


PRODUCTION AND PROCUREMENT

     Delay or failure in the delivery of products or components purchased from third parties could adversely affect shipments by the Company and its ability to conclude sales. Because the Company's current products are industry standard, management believes that alternative sources of supply of similar products would be available to the Company in the event of any interruption of delivery of a single source supplier.

LIQUIDITY; VOLATILITY OF STOCK PRICE

     Historically, trading volume of the Common Stock has been small, and the market for the Company's Common Stock has been less liquid than that of most other publicly traded companies. In September 1995, however, the Company's Common Stock became listed on the AMEX and under the symbol "NOW." Nevertheless, there can be no assurance that a stockholder who desires to sell shares of Common Stock can sell all of the shares that the stockholder desires to sell, either at all or at the desired times or prices. In addition, future sales of shares of Common Stock may reduce the price of the Common Stock to a greater extent than shares of other companies with higher trading volumes.
Like the stock of other technology companies, the market price of the Common Stock has been and may continue to be volatile. Factors such as quarterly fluctuations in the Company's results of operations, trading volume, the announcement of technological innovations or new products by the Company or its competitors, general conditions in the computer hardware and software industries, economic conditions generally, the Company's ability successfully to increase its market share with its existing products while expanding its product base into other markets, the strength of the Company's distribution channels, variances between actual results of operations and the results expected by securities analysts, and the factors mentioned under "Fluctuations in Operating Results" below, among other factors, may have a significant impact on the market price of the Common Stock.


FLUCTUATIONS IN OPERATING RESULTS

     A variety of factors may cause period-to-period fluctuations in the Company's operating results. Many of the Company's systems sales involve lengthy sales cycles. Consequently, it is not possible to predict with any reliability the periods within which a sale may close. As a result, the operating results of the Company may be materially skewed if a single transaction is completed earlier or later than expected. The Company has experienced fluctuations in its operating results.


EMERGENCE FROM CHAPTER 11 BANKRUPTCY PROCEEDINGS

     On November 18, 1993, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") entered an order confirming the First Amended Joint Chapter 11 Plan of Reorganization, dated as of October 19, 1993 and technically amended on November 18, 1993 (the "Plan of Reorganization"), of the Company, Brooke Acquisition Corp. ("BAC") and CLS Software, Inc. ("CSI") (collectively, the "Debtors"). The Company had been operating under the protection of Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") since April 12, 1993. On January 27, 1994, the Bankruptcy Court entered an order which among other things fixed January 27, 1994 as the effective date of the Plan of Reorganization (the "Effective Date"). The following summary of some of the features of the Plan of Reorganization is qualified in its entirety by reference to the Plan of Reorganization, which is an exhibit to the Company's Annual Report on Form 10-K/A for the year ended December 31, 1993, and by the more detailed description of the Plan of Reorganization that is contained in the 1994 Form 10-K/A.

     The Plan of Reorganization provides for, among other things, (i) the satisfaction of substantially all of the Debtors' unsecured (non-priority) indebtedness through the issuance of Common Stock, and (ii) the cancellation of existing equity interests in the Debtors. The Plan of Reorganization also provides for the substantive consolidation and merger of the Debtors and the corresponding extinguishment of intercompany liabilities and intercompany contracts among the Debtors.

     Under the Plan of Reorganization, as practical after the Effective Date
(i) holders of approximately $1,300,000 aggregate amount of administrative claims and approximately $100,000 aggregate amount of priority claims receive cash distributions and (ii) holders of approximately $3,019,000 aggregate amount of tax claims receive deferred cash payments over periods up to six years. At October 31, 1995, the aggregate amount of tax claims had been reduced to $1,027,000 and the Company continues to dispute certain tax claims.

     The Plan of Reorganization provides that Bell Atlantic Business Services Inc., in full satisfaction of its $819,203 secured claim, (i) retains its lien on certain of the Company's property, (ii) receives $150,000 on the Effective Date, (iii) will be repaid the balance of its claim in equal monthly installments over three (3) years, and (iv) receives interest at the Mellon Bank, N.A. prime rate plus two percent. This obligation has been satisfied and the lien has been released.

     The Plan of Reorganization further provides that, unless electing cash treatment (described below), the holders of allowed unsecured claims are allocated a proportionate amount of shares of Common Stock of the Company in full satisfaction of their claims. The Plan of Reorganization also incorporates a settlement of subordination rights among the holders of senior claims and the holders of subordinated claims.

     The Plan of Reorganization provides holders of unsecured claims the right to elect a 10% cash recovery. Under this provision, holders of allowed unsecured claims that were less than, equal to or reduced by the holder to $10,000 and who made such election, will receive 10% of their unsecured claim in cash. Holders of approximately $790,000 in unsecured claims made this election.

      The Company commenced distribution of Common Stock to holders of unsecured claims on April 14, 1994. The Common Stock is being issued pursuant to section 1145 of the Bankruptcy Code, which contains an exemption from registration under the Securities Act. At October 31, 1995, the Company had distributed 6,686,179 shares of Common Stock to its former creditors.

     Under the Plan of Reorganization there is no recovery for holders of the Company's $.01 par value Common Stock (the "Old Common Stock"), and all classes of Preferred Stock (the "Old Preferred Stock"), outstanding prior to the Effective Date.

     Pursuant to the terms of the Plan of Reorganization, the Company filed an Amended Certificate of Incorporation pursuant to which ten million shares of Common Stock were authorized for issuance. Shares are being issued to holders of allowed unsecured claims as described above and will be issued to optionees under the Company's 1993 Stock Option Plan. Due to the fact that the Company is still resolving certain disputed trade claims, it is unable to calculate with certainty the number of shares that will be reserved for the 1993 Stock Option Plan.


                            THE SELLING STOCKHOLDERS


     The following table sets forth the name and the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of December 6, 1995, the number of Shares to be offered by such Selling Stockholder and the number of shares to be owned beneficially by such Selling Stockholder if all of the Shares offered hereby by such Selling Stockholder are sold as described herein.

                                             Shares of Common Stock
                                               Beneficially Owned       Number of Shares
Name of Selling Stockholders                    Before Offering          Offered Hereby
----------------------------                 ----------------------     ----------------
Bennett S. LeBow                                   1,369,001                1,369,001
LeBow Family Partnership 1993, Ltd.(1)               625,032                  625,032

--------------
(1) LeBow Family Partnership 1993, Ltd. is a Florida limited partnership, of which Bennett S. LeBow is the general partner with a 10% interest and a trust, for the benefit of Mr. LeBow and certain family members, holds the remaining interest.

     Because the Selling Stockholders may offer all or some of the shares of Common Stock which they hold pursuant to the offering contemplated by this Prospectus, and because the offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number of shares that will be held by the Selling Stockholders after completion of the offering.


     Mr. LeBow was a director of the Company from September 1984 until October 1995, and was Chairman of the Board of Directors from November 1990 until May 1995. He was Chief Executive Officer from November 1990 to April 1993.


                              PLAN OF DISTRIBUTION

     Shares of Common Stock covered hereby may be offered and sold by the Selling Stockholders from time to time in transactions on the AMEX, in the over-the-counter market, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through underwriters or broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such underwriters or broker-dealers may act as agent or to whom they sell as principals, or both (which compensation as to a particular underwriter or broker-dealer might be in excess of customary commissions). Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this Prospectus, either as agents for others or as principals for their own accounts, and reselling such Shares pursuant to this Prospectus. Sales of Shares are, in general, expected to be made at the market price prevailing at the time of each such sale; however, prices in negotiated transactions may differ considerably. The Selling Stockholders are acting independently of the Company in making decisions with respect to the timing, manner and size of each sale.

     The Shares being offered by the Selling Stockholders were acquired as a result of a dividend from a holding company in which the Selling Stockholders were controlling stockholders; the holding company acquired the Shares in satisfaction of its claim against the Company in the Company's bankruptcy proceeding. See "Risk Factors--Chapter 11 Bankruptcy Proceedings."

     At the time a particular offer of shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering including the name or names of any underwriters, the purchase price paid by any underwriter for the shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     In order to comply with the securities laws of certain states, if required, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or any exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders.


     The Company has agreed to indemnify each of the Selling Stockholders against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act of 1933, as amended.


                                    EXPERTS

     The consolidated financial statements and schedule of the Company contained in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1994 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                              VALIDITY OF SHARES


     The validity of the shares offered hereby is being passed upon for the Company by Stanley P. Witkow, vice president, corporate and legal affairs and general counsel to the Company.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:

Securities and Exchange Commission Registration Fee . . . . . . . .   $ 5,285.90
Legal fees and expenses*  . . . . . . . . . . . . . . . . . . . . .   $10,000.00
Accounting fees and expenses* . . . . . . . . . . . . . . . . . . .   $ 5,000.00
Miscellaneous*  . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 1,000.00
                                                                      ----------
Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $21,285.90
                                                                      ==========

-----------
* Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify the officers and directors of the Company, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or nor opposed to the best interests of the Company and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful. The Company's Certificate of Incorporation provides for indemnification of officers and directors to the fullest extent permitted by law.


ITEM 16.  EXHIBITS.

     3.(i)    Amended and Restated Certificate of Incorporation(1)
     3.(ii)   Bylaws(2)
     5.1      Opinion of Counsel as to legality of Common Stock
     23.1     Consent of KPMG Peat Marwick LLP
     23.3     Consent of Counsel (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

     24.1     Power of Attorney (3)

---------------
(1) Incorporated by reference to exhibit 3.1 to the Company's Annual Report on Form 10-K/A for the year ended December 31, 1994 (the "1994 Form 10-K/A").

(2)  Incorporated by reference to exhibit 3.2 to the 1994 Form 10-K/A.


(3)  Previously filed.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on December 6, 1995.



                                     MAI SYSTEMS CORPORATION

                                     By:  STANLEY P. WITKOW
                                          --------------------------
                                          Stanley P. Witkow
                                          Vice President, Corporate
                                          and Legal Affairs


     Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons in the capacities and on the dates indicated:



 SIGNATURE                                                 TITLE                          DATE
 ---------                                                 -----                          ----
 RICHARD S. RESSLER*                            Chairman and Chief                   December 6, 1995
 ------------------------------                 Executive Officer
 Richard S. Ressler


 W. BRIAN KRETZMER*                             Vice President, Chief Financial      December 6, 1995
 ------------------------------                 Officer, & Treasurer
 W. Brian Kretzmer                              (Principal Financial
                                                and Accounting Officer)


 GEORGE G. BAYZ*                                Director                             December 6, 1995
 ------------------------------
 George G. Bayz


 ALAN GLEICHER*                                 Director                             December 6, 1995
 ------------------------------
 Alan Gleicher


 MORTON SCHAPIRO*                               Director                             December 6, 1995
 ------------------------------
 Morton Schapiro


*By:  STANLEY P. WITKOW
      -------------------------
      Stanley P. Witkow
      Attorniey-in-fact for the
      foregoing individuals

                                 EXHIBIT INDEX



Exhibit              Description
-------              -----------
  3.(i)              Amended and Restated Certificate of Incorporation(1)

  3.(ii)             Bylaws(2)

  5.1                Opinion of Counsel as to legality of Common Stock

  23.1               Consent of KPMG Peat Marwick LLP

  23.3 Consent of Counsel (included in its opinion filed as Exhibit 5.1 to this Registration Statement)

  24.1               Power of Attorney (3)

--------------
(1) Incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K/A for the year ended December 31, 1994 (the "1994 Form 10-K").

(2)  Incorporated by reference to Exhibit 3.2 to the 1994 Form 10-K/A.


(3)  Previously filed.